Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan of our reports dated March 20, 2014 with respect to the consolidated financial statements and schedule of Alphatec Holdings, Inc. and the effectiveness of internal control over financial reporting of Alphatec Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
June 9, 2014